                   PRESS RELEASE

Exhibit 99.1

IMetrik M2M Solutions Announces Partnership with RACO Wireless

This Agreement will Facilitate Accelerated Growth for iMetrik M2M in the Machine-to-Machine Market, the “Internet of Things”

Montreal, October 29, 2012 - iMetrik M2M  Solutions Inc. (OTCBB-IMEK), (www.imetrikm2m.com) -a leading innovator in embedded wireless asset monitoring solutions, announced today that it has entered into an agreement with M2M enabler RACO Wireless (www.racowireless.com) that will integrate RACO’s award-winning wireless infrastructure and device management platform into iMetrik M2M’s innovative solutions.

iMetrik M2M’s remote asset monitoring solutions enable companies to reduce costs and increase control of remote assets with real-time monitoring and support. iMetrik M2M has been recognized within the industry as a leader for their innovation.

“We are thrilled with the partnership with RACO Wireless. RACO's platform, known as the Omega Management Suite, is a solution that we are very excited to be able to integrate into our solutions,” said Medhat Mahmoud, VP of Technology & Strategy at iMetrik M2M. “Additionally, working with such an experienced team has simplified the deployment of our platform and given us the assurance and stability we need to accelerate our growth in the M2M market.”

RACO Wireless makes it easy for companies like iMetrik M2M to build, support and enhance M2M applications. With a streamlined approach to building flexible M2M connectivity solutions – including customized rate plans, billing solutions and simplified device management – RACO can assemble connectivity solutions for their partners within a day.

“Adding value to the great solutions that iMetrik M2M offers is something that we are very proud of, said Brian Garrepy, Director of Business Development at RACO Wireless. “As this segment of the market grows, we feel strongly that, with our partnership, iMetrik will be able to meet the demands of their accelerated growth plan.”

About iMetrik M2M Solutions Inc.
iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

About RACO Wireless
RACO Wireless, as a T-Mobile partner for 10 years, is a leading provider of wireless data solutions to the machine-to-machine (M2M) industry. The company specializes in delivering wireless data your way by making it easy for companies to build, support and enhance wireless M2M applications. RACO Wireless can assemble a flexible, end-to-end M2M wireless connectivity solution for its partners - including delivering custom rate plans, tailored billing solutions and customized wireless connectivity as well as helping them brand their M2M applications and delivering 24/7 customer service. Among its numerous awards, RACO Wireless has been recognized with a Stevie® Award from the American Business Awards as 2012’s “Most Innovative Tech Company” and as the “2012 Entrepreneurial Company of the Year” by Frost and Sullivan. For more information, visit the company’s website at www.racowireless.com.

Forward Looking Statements
The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

IR Contact:
Tel: +1-514-904-2333
Mobile :+1-514-402-2538
Email: info@imetrikm2m.com
3450 St-Denis Street, Suite 202
Montreal, Qc Canada, H2X 3L3
Toll free and fax: 888 331 9577